As filed with the Securities and Exchange Commission on                                   , 2012

Registration No. 333-44370

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DPL INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation or Organization)

31-1163136

(I.R.S. Employer Identification No.)

1065 Woodman Drive

Dayton, Ohio, 45432

(937)224-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur G. Meyer

Senior Vice President and General Counsel

DPL Inc.

1065 Woodman Drive

Dayton, Ohio 45432

(937) 224-6000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (No. 333-44370) which was filed with the Securities and Exchange Commission on August 23, 2000 (the “Registration Statement”), is being filed to deregister all shares of DPL Inc. (“DPL”) common stock, $.01 par value per share (the “Common Stock”), and warrants that were previously registered and remain unsold or otherwise issued as of the date of the filing of this Amendment.

On November 28, 2011, pursuant to the Agreement and Plan of Merger dated as of April 19, 2011, by and among the DPL, The AES Corporation (“AES”), and Dolphin Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of AES (the “Merger Agreement”), Merger Sub merged with and into DPL, with DPL surviving the merger as a wholly-owned subsidiary of AES (the “Merger”). As a result of the Merger, each outstanding share of Common Stock, together with the associated preferred share purchase rights (other than shares of Common Stock owned by AES, Merger Sub, DPL or its subsidiaries) was cancelled and, except for shares of Common Stock for which dissenters rights were properly exercised, automatically converted into the right to receive $30.00 per share in cash without interest.

As a result of the Merger, DPL has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by DPL in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, DPL hereby removes from registration any securities registered under the Registration Statement which remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayton, State of Ohio, on February 21, 2012.

DPL INC.

By:	/s/ Arthur G. Meyer
	Name:	Arthur G. Meyer
	Title:	Senior Vice President and General Counsel